UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2013

MANHATTAN ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-23999	58-2373424
(State or Other Jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Windy Ridge Parkway, Suite 1000, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

(770) 955-7070

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Employment Agreements

On March 29, 2013, Manhattan Associates, Inc. (the “Company”) entered into executive employment agreements (the “Executive Agreements”), in substantially the form filed herewith as Exhibit 10.1, with each of the named executive officers of the Company, which includes the Company’s (i) President and Chief Executive Officer, Eddie Capel; (ii) Executive Vice President, Chief Financial Officer and Treasurer, Dennis B. Story; (iii) Executive Vice President, Americas, Jeffrey S. Mitchell; and (iv) Senior Vice President, Chief Legal Officer and Secretary, Bruce S. Richards. The Executive Agreements replace the executive employment agreements and separation and non-compete agreements previously in effect with each of the named executive officers. The Executive Agreements were approved by the Board of Directors, upon the recommendation of the Compensation Committee. In considering the Executive Agreements, the Board and the Compensation Committee were advised by an independent compensation consultant and outside legal counsel.

The Executive Agreements provide that each executive will be: (i) paid an annual base salary; (ii) eligible for an annual performance-related bonus; (iii) eligible for equity awards that reflect the executive’s position, duties, and responsibilities with the Company; (iv) eligible to participate in all other benefit plans, programs, and arrangements generally available to executives of the Company; (v) provided an indemnification agreement, under which the Company will indemnify the executive to the full extent permitted by law with respect to any claim arising out of the executive’s service as an officer, director, or employee of the Company; and (vi) covered by a director and officer liability insurance policy. As set forth in their respective Executive Agreements, the annual base salaries of Messrs. Capel, Story, Mitchell and Richards are initially set at $475,000, $360,000, $370,000 and $283,000, respectively. Each executive’s annual base salary is subject to increases at the discretion of the Board or the Compensation Committee.

The executives’ employment under the Executive Agreements can be terminated at any time by the Company or by the applicable executive. If the Company terminates the executive’s employment for reasons other than death, disability, or “cause” (as defined in the Executive Agreements) or if the executive terminates his employment for “constructive termination” (as defined in the Executive Agreements), the executive will be entitled to severance payments equal to continuation of his base salary for 12 months and 12 months of COBRA coverage for family medical and dental benefits. In addition, if the executive’s termination under the circumstances described in the preceding sentence occurs on or within 24 months following a “change of control” (as defined in the Executive Agreements), the executive will be entitled to (i) a pro rata bonus for the year of termination; and (ii) an additional bonus amount equal to the greater of his target bonus for the year of termination or for the prior year. If a change of control occurs, any unvested equity awards outstanding at the time of the change in control will remain in effect in accordance with their terms (or the Company may provide the executive with substantially equivalent substitute equity awards of the survivor or purchasing entity or its parent). If on or within 24 months following a change of control, the Company (or its successor) terminates the executive without cause or the executive suffers a “constructive termination” (as defined in the Executive Agreements), then any outstanding unvested equity awards (or the substituted equity awards) will fully vest. In general, severance payments to an executive are limited such that he will not receive any “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended. The executive is required to provide the Company with a general release of all claims in order to receive any severance payments or benefits.

The Executive Agreements contain provisions requiring the executive to protect the proprietary and confidential information of the Company. In addition, for a period of 12 months after termination of employment for any reason (or, if later, the last date any severance payments are due), the executive agrees not to solicit the Company’s customers or to solicit or hire away the Company’s employees and is prohibited from performing duties of the type performed for the Company for a competing business owned by any of a designated group of companies. The executive also agrees to assign to the Company all patents, inventions, copyrights and other intellectual property developed by him in the course of his employment.

This summary of the terms and conditions of the Executive Agreements is qualified in its entirety by reference to the full text of the form of Executive Agreement, which is filed herewith as Exhibit 10.1, and incorporated by reference herein.

Director and Officer Indemnification Agreements

Also on March 29, 2013, the Company entered into updated director and officer indemnification agreements (the “Indemnification Agreements”), in substantially the form filed herewith as Exhibit 10.2, with each of the directors currently serving on the Board and certain officers of the Company, including the named executive officers. The Indemnification Agreements replace any indemnification agreements previously in effect with each of the directors and executive officers of the Company and provide indemnification similar to that provided in the Company’s Bylaws.

This description of the Indemnification Agreements is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, which is filed herewith as Exhibit 10.2, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

10.1	Form of Executive Employment Agreement

10.2	Form of Director and Officer Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MANHATTAN ASSOCIATES, INC.

By:	/s/ Dennis B. Story
Dennis B. Story
Executive Vice President, Chief Financial Officer and Treasurer

Dated: April 4, 2013

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Form of Executive Employment Agreement

10.2	Form of Director and Officer Indemnification Agreement

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